Exhibit 3.28

COMPANY AGREEMENT

OF

POLLO TROPICAL BEVERAGES, LLC

This Company Agreement of POLLO TROPICAL BEVERAGES, LLC is hereby duly adopted as the company agreement of POLLO TROPICAL BEVERAGES, LLC, a Texas limited liability company, by the undersigned as the sole managers, and are hereby ratified, confirmed and approved as such by POLLO OPERATIONS, INC., as the sole member.

The Certificate of Formation of POLLO TROPICAL BEVERAGES, LLC dated as of June 20, 2013, was filed in the Office of the Secretary of State of Texas on June 20, 2013.

ARTICLE I
Definitions

1.1 Definitions. The following terms used in this Company Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a) “Agreement” means this Company Agreement as originally adopted and as amended from time to time.

(b) “Capital Account” means, with respect to any Member, the account maintained for that Member in a manner that the Managers determine is in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), and Section 5.2.

(c) “Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Company” means Pollo Tropical Beverages, LLC, a Texas limited liability company.

(f) “Distributable Cash” means all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company; (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operations of the Company’s business; and (iii) a cash reserves that the Managers deem reasonably necessary to the proper operation of the Company’s business.

(g) “Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

(h) “Initial Capital Contribution” means the initial contribution to the capital of the Company made by a Member pursuant to this Agreement.

(i) “Law” means the Texas Business Organizations Code, as the same may be amended from time to time.

(j) “Losses” means, for each Fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the cash receipts and disbursements method of accounting and as reported, separately or in the aggregate, as appropriate, on the Company’s information tax return filed for federal income tax purposes, plus any expenditures described in Section 705(a)(2)(B) of the Code.

(k) “Majority” means, with respect to any referenced group of Managers, a combination of any of those Managers constituting more than fifty percent (50%) of the number of Managers of the referenced group who are then elected and qualified.

(l) “Majority in Interest” means, with respect to any referenced class of Members or Membership Interests, a combination of any of those Members who, in the aggregate, own more than fifty percent (50%) of that class of Membership Interests owned by all of that referenced class of Members; where “Majority in Interest” is used without reference to a particular class of Membership Interests or Members, that term shall mean a combination of any of the Members of the Company who, in the aggregate, own more than fifty percent (50%) of all Membership Interests owned by all Members.

(m) “Manager” means Sharma M. Ramirez, Armando Lopez, Vicky Timmer, or any other person that succeeds them in that capacity or is elected to act as an additional manager of the Company as provided herein. “Managers” means all of those persons collectively in their capacity as managers of the Company (and if there is only one Manager, then the term Managers used herein means that Manager).

(n) “Member” means each person designated as a member on the attached Schedule 1, and any successor or successors to all or any part of any such person’s interest in the Company, or any additional or substituted member admitted as a member of the Company in accordance with Article VIII, each in the capacity as a member of the Company. “Members” means all such persons collectively in their capacity as members of the Company.

(o) “Membership Interest” means the percentage of ownership interest of a Member of the Company at any particular time.

(p) “Permitted Transfer” means a transfer of all or part of a Membership Interest to any Person who is an Affiliate.

(q) “Permitted Transferee” means any Person who has received a Permitted Transfer. “Permitted Transferees” means all such Persons.

(r) “Profits” means, for each Fiscal Year, the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the cash receipts and disbursements method of accounting and as reported, separately or in the aggregate, as appropriate, on the Company’s information tax return filed for federal income tax purposes, plus any income described in Section 705(a)(1)(B) of the Code.

ARTICLE II

Formation of the Company

2.1 Name and Formation. The name of the Company is POLLO TROPICAL BEVERAGES, LLC. The Certificate of Formation of the Company was filed with the Secretary of State of Texas on June 20, 2013, pursuant to the Law.

2.2 Principal Place of Business. The principal place of business of the Company within the State of Texas shall be 8918 Tesoro Dr., Suite 200, San Antonio, Texas 78217. The Company may locate its place(s) of business and registered office at any other place or places as the Managers may from time to time deem necessary or advisable.

2.3 Registered Office and Registered Agent. The Company’s registered office shall be at 350 N. St. Paul Street, Suite 2900, Dallas, Texas 75201-4234, and the name of its initial registered agent at that address shall be C T Corporation System.

2.4 Term. The term of existence of the Company shall be from the date its Certificate of Formation is filed with the Secretary of State of Texas until the Company is dissolved in accordance with either the provisions of this Agreement or the Law.

2.5 Purposes and Powers

(a) The purposes and character of the business of the Company shall be to accomplish any or all lawful business for which limited liability companies may be organized under the Law.

(b) The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Law. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Certificate of Formation of the Company and this Agreement.

ARTICLE III

Rights and Duties of Managers

3.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its designated Manager or Managers. In addition to the powers and authorities expressly conferred by this Agreement upon the Managers, the Managers may exercise all powers of the Company and do all lawful acts and things as are not directed or required to be exercised or done by the Members by the Law, the Certificate of Formation of the Company or this Agreement, including, but not limited to, contracting for or incurring debts, liabilities and other obligations on behalf of the Company.

3.2 Number and Qualifications. The number of Managers of the Company shall not be less than one (1) nor more than five (5), as may be determined by the Members from time to time, by the affirmative vote of a Majority in Interest of the Members, but no decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager. Managers need not be residents of the State of Texas, nor are Managers required to be Members. The Managers in their discretion may elect a chairman of the Managers who shall preside at meetings of the Managers.

3.3 Election. At the first annual meeting of the Members and at each annual meeting thereafter, the Members, by the affirmative vote of a Majority in Interest of the Members, shall elect one or more Managers to hold office until the next succeeding annual meeting. Unless removed in accordance with this Agreement, each Manager shall hold office for the term for which he is elected and until his successor shall be elected and qualified.

3.4 Vacancy. Any vacancy occurring for any reason in the number of Managers shall be filled by the affirmative vote of a Majority in Interest of the Members. A Manager elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office.

3.5 Removal. At a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of a Majority in Interest of the Members.

3.6 Place of Meetings. All meetings of the Managers of the Company may be held either within or without the State of Texas.

3.7 Annual Meetings of Managers. The annual meeting of Managers shall be held, without further notice, immediately following the annual meeting of Members, and at the same place, or at another time and place fixed with the consent in writing of all Managers.

3.8 Regular Meetings of Managers. Regular meetings of the Managers may be held without notice at the time and place either within or without the state of Texas as is from time to time determined by the Managers.

3.9 Special Meetings of Managers. Special meetings of the Managers may be called by any Manager on three (3) days’ notice to each Manager, either personally or by mail, telephone or by telegram.

3.10 Quorum. At all meetings of the Managers, the presence of a Majority of the Managers shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. The act of a Majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers, except as otherwise provided by law, the Certificate of Formation or this Agreement. If a quorum shall not be present at any meeting of the Managers, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.11 Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of that meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of that meeting.

3.12 Compensation of Managers. Managers, as such, shall not receive any stated salary for their services, but shall receive compensation for their services as may be from time to time agreed upon by the affirmative vote of a Majority in Interest of the Members. In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Managers, provided that nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company in any other capacity and receiving compensation for that service.

3.13 Committees. The Managers may, by resolution, designate from among the Managers one or more committees, each of which shall be comprised of one or more Managers, and may designate one or more of the Managers as alternate members of any committee, who may, subject to any limitations imposed by the Managers, replace absent or disqualified Managers at any meeting of that committee. The committee shall have and may exercise all of the authority of the Managers, subject to the limitations set forth in the Law.

ARTICLE IV

Meetings of Members

4.1 Place of Meetings. All meetings of the Members shall be held at the principal office of the Company or at another place within or without the State of Texas as is determined by the Managers and set forth in the respective notice or waivers of notice of the meeting.

4.2 Annual Meetings of Members. The annual meeting of the Members of the Company for the election of Managers and the transaction of any other business that properly comes before the meeting, shall be held at a time and date designated by the Managers from time to time and stated in the notice of the meeting. The annual meeting shall be called in the same manner as provided in this Agreement for special meetings of the Members, except that the purposes of the meeting need be enumerated in the notice of the meeting only to the extent required by law in the case of annual meetings.

4.3 Special Meetings of Members. Special meetings of the Members may be called by the Managers or by the holders of not less than twenty percent (20%) of all of the Membership Interests. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

4.4 Notice of Meetings of Members. Written or printed notice stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member of record entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at its address as it appears on the transfer records of the Company, with postage prepaid.

4.5 Quorum. The Members who own a Majority in Interest of the Members shall constitute a quorum at all meetings of the Members, except as otherwise provided by law or the Certificate of Formation. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, a quorum is not present at any meeting of the Members, the Members entitled to vote at the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Membership Interests shall be present or represented. At any meeting of the Members at which a quorum is present, the affirmative vote of a Majority in Interest of the Members shall be the act of the Members, unless the vote of a greater number is required by law, the Certificate of Formation or this Agreement.

4.6 Voting on Matters Other Than the Election of Managers. For purposes of voting on matters other than the election of Managers or a matter for which the affirmative vote of the holders of a specified portion of the Membership Interests entitled to vote is required by the Law, at any meeting of the Members at which a quorum is present, the act of Members shall be the affirmative vote of the holders of a Majority in Interest of all the Members.

4.7 Voting in the Election of Managers. For purposes of voting on the election of Managers, Managers shall be elected at any meeting of the Members at which a quorum is present by the affirmative vote of a Majority in Interest of the Members.

4.8 List of Members Entitled to Vote. The Managers shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at the meeting, or any adjournment of the meeting, arranged in alphabetical order, with the address of and the Membership Interest held by each, which list, for a period of ten (10) days before the meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours. That list also shall be produced and kept open at the time and place of the meeting and shall be subject to inspection of any Member during the whole time of the meeting. However, failure to comply with the requirements of this Section shall not affect the validity of any action taken at that meeting.

4.9 Registered Members. The Company shall be entitled to treat the holder of record of any Membership Interest as the holder in fact of that Membership Interest for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in that Membership Interest on the part of any other person, whether or not it shall have express or other notice of the claim or interest, except as expressly provided by this Agreement or the laws of Texas.

4.10 Actions Without a Meeting and Telephone Meetings. All actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone. Any such action that may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of Membership Interests constituting not less than the minimum amount of Membership Interests that would be necessary to take the action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted.

ARTICLE V

Contribution to Capital and Capital Accounts

5.1 Capital Contributions.

(a) Upon the execution of this Agreement, each Member shall contribute cash to the Company in the amount set forth as the Initial Capital Contribution of the Member on Schedule 1, attached hereto. That cash shall be the Initial Capital Contribution of each such Member and, upon the contribution, each such member shall receive its Membership Interest.

(b) If the Managers determine that the amounts contributed to the Company by the Members with regard to the Initial Capital Contributions are insufficient to carry out the purposes of the Company, the Managers may request that the Members make additional Capital Contributions to the Company. No Member shall be required to make any additional Capital Contribution without the consent of all the Members.

(c) No Member shall be paid interest on any Capital Contribution to the Company.

5.2 Capital Accounts.

(a) A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by (i) the amount of money contributed by the Member to the Company; (ii) the fair market value of any property contributed by the Member to the Company; (iii) the amount of any Company liabilities that are expressly assumed by the Member or that are secured by any Company property distributed to the Member; and (iv) the amount of Profits allocated to the Member. Each Member’s Capital Account will be decreased by (i) the amount of money distributed to the Member by the Company; (ii) the fair market value of any property distributed to the Member by the Company; (iii) the amount of any value of any property contributed by the Member to the Company; and (iv) the amount of Losses allocated to the Member.

(b) In the event of a permitted sale or exchange of a Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred interest.

(c) The manner in which Capital Accounts are to be maintained pursuant to this Section is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

5.3 Withdrawal or Reduction of Members’ Contributions to Capital.

(a) No Member shall receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company, except the liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay those liabilities.

(b) No Member shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

(c) No Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses or distributions; provided that this subsection shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

5.4 Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company beyond its respective Initial Capital Contribution. No Member shall be required to contribute to the capital of, or to loan, the Company any funds.

5.5 Membership Interests. The initial Membership Interest of each Member is set forth opposite its respective name on Schedule 1, attached hereto.

ARTICLE VI

Allocations, Distributions, Elections and Reports

6.1 Allocations of Profits and Losses. Except as provided by any resolutions of the Members, the Profits and Losses of the Company for each Fiscal Year shall be allocated among the Members in proportion to their respective Membership Interests in the Company. Any credit available for federal income tax purposes shall be allocated among the Members in the same manner.

6.2 Distributions. All distributions of Distributable Cash or other property shall be made to the Members, pro rata, in proportion to their respective Membership Interests on the record date of the distribution. Except as provided in Section 6.3, all distributions of Distributable Cash and property shall be made at a time determined by the Managers. All amounts withheld pursuant to the Code or any provisions of state or local tax laws with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section.

6.3 Limitation Upon Distribution. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Contributions.

6.4 Accounting Principles. The Profits and Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis under the cash receipts and disbursements method of accounting.

6.5 Records and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:

(a) A current list that states:

(i) The name and mailing address of each Member; and

(ii) The Membership Interest owned by each Member;

(b) Copies of the federal, state and local information or income tax returns for each of the Company’s six most recent tax years:

(c) A copy of the Certificate of Formation and this Agreement, all amendments or restatements, executed copies of any powers of attorney, and copies of any document that creates, in the manner provided by the Certificate of Formation and this Agreement, classes or groups of Members;

(d) Correct and complete books and records of account of the Company; and

(e) Any other books, records or documents required by the Law or other applicable law.

6.6 Returns and Other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of those returns, or pertinent information therefrom, shall be furnished to the Members within seventy-five (75) days after the end of each Fiscal Year of the Company. All elections permitted to be made by the Company under federal or state laws shall be made by the Managers with the consent of a Majority in Interest of the Members.

ARTICLE VII
Winding Up

7.1 Events Requiring Winding Up.

(a) The Company shall be wound up upon the first of the following to occur:

(i) When the term of the Company expires;

(ii) On the election to dissolve the Company by the affirmative vote of a Majority in Interest of the Members;

(iii) On the death, retirement, resignation, expulsion, bankruptcy, legal incapacity or dissolution of all Members, or the occurrence of any other event that terminates the continued membership of all Members; or

(iv) The entry of a judicial order to wind up the Company under Section 11.314 of the Texas Business Organizations Code.

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article VII.

(c) When an event requiring winding up occurs, the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 7.2.

(d) In winding up the Company, the Managers may cause any part or all of the assets of the Company to be sold in the manner determined by the Managers in an effort to obtain the best prices for the assets; provided, however that the Managers may distribute assets of the Company in kind to the Members to the extent practicable.

7.2 Distribution of Assets Upon an Event Requiring Winding Up. In settling accounts after an event requiring winding up, the assets of the Company shall be paid in the following order:

(a) First, to creditors, in the order of priority as provided by law, except those to Members of the Company on account of their Capital Contributions;

(b) Second, an amount equal to the then remaining credit balances in the Capital Accounts of the Members shall be distributed to the Members in proportion to the amount of the balances; and

(c) Third, any remainder shall be distributed to the Members of the Company, pro rata, in accordance with their respective Membership Interests.

7.3 Distributions in Kind. If any assets of the Company are distributed in kind, those assets shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if the property had been sold for cash and the net proceeds thereof distributed to the Members. If distributions in kind are made to the Members while winding up the Company, the Capital Account balances of those Members shall be adjusted to reflect the Members’ allocable share of gain or loss that would have resulted if the distributed property had been sold at its fair market value.

7.4 Certificate of Termination. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, the Certificate of Termination shall be executed on behalf of the Company by the Managers or an authorized Member and shall be filed with the Secretary of State of Texas, and the Managers and Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the winding up and termination of the Company.

ARTICLE VIII

Transfer of Membership Interests; Effect of Withdrawal Events; New Members

8.1 Right to Transfer. No Member may sell, mortgage, hypothecate, transfer, pledge, assign, donate, create a security interest in or lien on, encumber, give, place in trust (voting or other) or otherwise dispose of, including any involuntary transfer or transfer by operation of law upon divorce, in bankruptcy or by way of execution, seizure or sale by legal process (hereinafter “transfer”), its Membership Interest or any portion thereof, except pursuant to a Permitted Transfer or in accordance with the provisions of Section 8.2. A Member may, however, grant a security interest in, pledge or otherwise hypothecate such Member’s right to receive distributions from the Company pursuant to Section 6.2, provided that any such security interest, pledge or other hypothecation shall not confer the rights of a Member under this Agreement or as a “member” under the Law. Any attempted transfer of a Membership Interest other than in accordance with the preceding two sentences shall be null and void and be of no force or effect. Any transfer of a Membership Interest shall be made only in compliance with all applicable securities laws, and the Company may require the transferor to obtain and deliver to the Company an opinion of counsel (reasonably acceptable, as to both the opinion and the counsel, to the Company) that the proposed transfer so complies.

8.2 Right of First Purchase.

(a) If the Member receives a bona fide offer to purchase all or any portion of its Membership Interest in other than a Permitted Transfer, which offer the Member intends to accept, or if a Member makes a bona fide offer to sell all or any portion of its Membership Interest in other than a Permitted Transfer, which offer a third party intends to accept, then that Member (the “Selling Member”) shall notify the Company in writing (“Notice of Transfer”) of the proposed sale or transfer and that Notice of Transfer shall set forth the portion of the Membership Interest to be sold or transferred and the identity of the prospective transferee, and the price and other terms and conditions of the proposed sale or transfer. For a period of thirty (30) days after the Company’s receipt from the Selling Member of a Notice of Transfer, the Company shall have an option (the “Transfer Option”) to purchase the Membership Interest that is identified in the Notice of Transfer. The purchase price per percentage of ownership of the Membership Interest and the terms of sale for the Membership Interest to be purchased pursuant to the Transfer Option shall be the price and terms identified in the Notice of Transfer or, in the event of a transfer by gift, bequest or operation of state laws of succession or inheritance, the fair market value of the Membership Interest to be transferred as determined by an independent appraiser selected by the Company. If the Company exercises the Transfer Option within the thirty (30) day period, then it shall have a period of ninety (90) days after the exercise of the Transfer Option to arrange financing for and close the purchase transaction.

(b) If the Company (i) does not exercise the option granted pursuant to Section 8.2(a) to purchase all of the Membership Interests subject to the Notice of Transfer, or (ii) fails or refuses to perform its purchase obligations after that exercise within the ninety (90) day period specified in Section 8.2(a), then the Membership Interests that are the subject matter of the Notice of Transfer may be sold or transferred by the Selling Member, subject to the provisions of Section 8.4 (unless the transfer is to an existing Member) for a period of thirty (30) days after the end of the ninety (90) day period specified in Section 8.2(a), to the transferee identified in the Notice of Transfer at the purchase price and on the terms specified in the Notice of Transfer.

(c) The closing of any purchase transaction pursuant to Section 8.2(a) above shall take place no later than on the ninetieth (90th) day after notice of exercise of the refusal right (as more particularly set forth in Section 8.2(a)) at the offices of the Company or at another time and place as the parties mutually agree. At the closing, the Selling Member shall deliver the Membership Interest free and clear of all liens, claims, pledges, encumbrances and restrictions against delivery to it of the purchase price required by Section 8.2(a).

8.3 Status of Third Party Transferee. No third party transferee of a Membership Interest (including a Permitted Transferee) shall, without the consent of the other Members, acquire the status of a substituted Member of the Company under the Law or this Agreement, but shall have solely an interest in the Company’s Profits and Losses, but not the rights of a Member under this Agreement, or as a “member” under the Law (an “Economic Interest”). If a substitute Member is admitted to the Company in accordance with this Section 8.3, then the substitute Member shall be responsible for the payment of all fees and expenses associated with the transfer and the substitution as the Manager may deem reasonable and appropriate. Any consent required under this Section 8.3 may be withheld by a Member(s) whose consent is required in the sole and absolute discretion of the Member(s).

8.4 Absolute Restriction on Transfers. Transfer of a Membership Interest to any Person other than the Company or a Member will not be permitted if the Membership Interest sought to be transferred, when added to the total of all other Membership Interests transferred within the period of twelve (12) consecutive months ending with the proposed date of the transfer, results in the termination of the Company under Section 708 of the Code, without the prior written consent of the Members. At the request, and at the sole cost and expense, of the transferring Member, the Company will cooperate with the transferring Member in any reasonable manner in order to determine whether the prospective transfer will result in termination of the Company under Section 708 of the Code.

8.5 [Reserved.]

8.6 Time of Transfer. Any transfer of a Membership Interest to a third party or to a Member permitted under this Article VIII shall be effective as of midnight of the last day of the calendar month in which it is made, or, at the election of the Manager, as of opening of business the day following the date of the transfer (the “Effective Transfer Date”).

8.7 Distributions and Allocations in Respect of Transferred Membership Interest. If any Membership Interest is transferred during any accounting period to a third party or to a Member in compliance with the provisions of this Article VIII, Profits, Losses, each item thereof and all other items attributable to such Membership Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Article IX hereof and Code Section 706(d), using the Effective Transfer Date as the date upon which the change in ownership of the Membership Interest occurred, and using any conventions permitted by the Code or this Agreement and selected by the Manager. All distributions on or before the Effective Transfer Date shall be made to the transferor and all distributions thereafter shall be made to the transferee. Neither the Company nor any Manager or Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 8.7, whether or not any of them has knowledge of any transfer of ownership of any Membership Interest.

8.8 Effect of Withdrawal Events.

a No Resignation. No Member shall be entitled to resign as a Member, except in connection with a transfer of all of that Member’s Membership Interest in the Company in compliance with the terms and conditions of this Article VIII.

b. Death, Dissolution, Adjudication of Incompetency. Following the death, winding up or adjudication of incompetency of a Member, the Membership Interest held by the Member shall not be terminated or repurchased and the successor-in-interest or legal representative of such Member shall be substituted as a Member upon compliance with the terms and conditions of Section 8.3.

c. Bankruptcy Event. Following the occurrence of a Bankruptcy Event with respect to a Member, then (1) if the Bankruptcy Event occurs with respect to a Member, the Member’s Membership Interest shall be immediately converted into an Economic Interest only and the Member shall be immediately removed as a Member and shall thereafter have only the rights of an Economic Interest Owner; (2) unless the call option provided under clause (3) below is exercised by the Company, the Member shall not withdraw or resign from the Company, have its Membership Interest repurchased or have any right to compel any payment by the Company for its Membership Interest; and (3) the Company shall have the option, but not the obligation, to repurchase the Membership Interest in their entirety, which option shall be exercisable by the delivery to the Member of written notice to that effect within 180 days after the remaining Members have elected to continue the Company. The price for the Membership Interest in connection with a purchase and sale hereunder shall be the fair market value of the Membership Interest (reflective of all applicable discounts) as of the date of the Bankruptcy Event, as determined by an appraisal performed by a firm of recognized capability selected and paid for by the Company. Any such purchase and sale shall be consummated not more than ninety (90) days after the date that the Company elects to exercise its option hereunder, by the payment of the purchase price by the Company in accordance with the next succeeding sentence against the delivery by the Member (or its successors) of written representations and warranties with respect to its good and marketable title to the Membership Interest, free and clear of adverse claims, its full capacity and legal right to transfer the Membership Interest to the Company and its right to transfer the Membership Interest to the Company without the consent or action of any third party. At the sole option of the Company, the purchase price payable hereunder shall be paid to the Member (or its successors) either (i) in full in cash at the closing of such purchase and sale, or (ii) one-fourth (1/4) in cash at the closing and the balance in three equal annual installments of principal, together with interest to each such payment date accrued on the outstanding principal balance at the “Applicable Federal Rate” in effect as of the date of consummation of the purchase and sale.

d. No Other Withdrawal. Except as expressly provided in this Section 8.8 and in Section 7.2 (in connection with the dissolution and winding up of the Company), the Company shall not be obligated to repurchase the Membership Interest of any Member, nor shall a Member be entitled to receive any other payment or distribution in connection with its withdrawal from the Company.

8.9 New Members. In addition to the ability to add new or substituted Members in accordance with the foregoing provisions of this Article VIII, the Members may, on a vote of a Majority in Interest of the Members, admit one or more new Members into the Company, on the terms agreed to between the Company and the new Member.

ARTICLE IX

Miscellaneous Provisions

9.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s address as it appears in the Company’s records, as appropriate. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

9.2 Application of Texas Law. This Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Texas, and specifically the Law.

9.3 No Action for Partition. No Member shall have any right to maintain any action for partition with respect to the property of the Company.

9.4 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

9.5 Amendment of Certificate of Formation and Company Agreement. Except as otherwise expressly set forth in this Agreement, the Certificate of Formation of the Company and this Agreement may be amended, supplemented or restated only upon the written consent of a Majority in Interest of the Members. Upon obtaining the approval of any amendment to the Certificate of Formation, the Managers shall cause a certificate of amendment or a restated certificate of formation in accordance with the Law to be prepared, and the certificate of amendment or restated certificate of formation shall be executed and filed in accordance with the Law.

9.6 Number and Gender. Where the context so indicates the masculine shall include the feminine and the neuter shall include the masculine and feminine, the singular shall include the plural and any reference to a “person” shall mean a natural person or a corporation, limited liability company, association, partnership, joint venture, estate, trust or any other entity.

9.7 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and assigns.

9.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of the counterparts shall constitute the same Agreement.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the undersigned, being the Managers of the Company, have caused this Agreement to be duly adopted by the Company effective the 11th day of December, 2013.

/s/ Shanna M. Ramirez
Shanna M. Ramirez, Manager

/s/ Armando Lopez
Armando Lopez, Manager

/s/ Vicky Timmer
Vicky Timmer, Manager

Ratification By Members

The undersigned, being all of the Members of the Company, do hereby ratify, confirm and approve the adoption of this Agreement as the Company Agreement of the Company, and do hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement.

POLLO TROPICAL MANAGEMENT, LLC,
a Texas limited liability company

By:	/s/ Shanna M. Ramirez
Name:	Shanna M. Ramirez
Title:	Manager

POLLO TROPICAL BEVERAGES, LLC

(A Texas Limited Liability Company)

SCHEDULE I

Names, Initial Capital Contributions
and Membership Interests of the Members

Name and Addresses of Members	Capital Contribution	Initial Membership Interest
Pollo Tropical Management, LLC 8918 Tesoro Dr., Suite 200 San Antonio, Texas 78217	$10,000.00	100%
Totals	$10,000.00	100%